Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-132114 on Form N-1A of our reports dated September 17, 2010, relating to the financial statements and financial highlights of  Legacy Focused Large Cap Fund, Legacy Large Cap Fund, and Legacy Multi Cap Fund, each a series of American Century Growth Funds, Inc., appearing in the Annual Report on Form N-CSR of American Century Growth Funds, Inc. for the year ended July 31, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Kansas City, Missouri
November 22, 2010